                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549




                                   FORM 8-A/A

              AMENDMENT NO. 1 FOR REGISTRATION OF CERTAIN CLASSES
                OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                         SYLVAN LEARNING SYSTEMS, INC.
                         -----------------------------

               (Exact Name of Registrant as Specified in Charter)



               Maryland                                         52-1492296
               --------                                         ----------
(State or Other Jurisdiction of Incorporation)      (IRS Employer Identification No.)

 1000 Lancaster Street, Baltimore, Maryland                        21202
 ------------------------------------------                        -----
  (Address of Principal Executive Offices)                      (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:



   Title of each class to be so registered          Name of each exchange on which registered
   ---------------------------------------          -----------------------------------------
                     None


Securities to be registered pursuant to Section 12(g) of the Act:


   Title of each class to be so registered          Name of each exchange on which registered
   ---------------------------------------          -----------------------------------------
       Preferred Share Purchase Rights                         Nasdaq Stock Market

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered:

     On December 13, 1999, the Board of Directors of Sylvan Learning Systems, Inc. ("Sylvan") amended its Shareholder Rights Plan (the "Plan"). The Plan is designed to protect the long-term interests of Sylvan and its stockholders in the event of an unsolicited takeover attempt by, among other things, encouraging potential acquirers of Sylvan to negotiate with the Board of Directors so as to enhance the Board's ability to achieve the best possible value for all Sylvan stockholders.

     Effective October 1, 1999, several amendments were made to the Maryland General Corporation Law. As a result, the Maryland General Corporation Law now permits a provision in a shareholder rights plan that newly elected directors may not vote to redeem rights poison pill for at least 180 days after their election. The amendments to Sylvan's Plan incorporate this type of provision. In addition, Sylvan appointed a new Rights Agent, First Union National Bank, which also now acts as its transfer agent.

     The October 1999 amendments to the Maryland General Corporation Law also specifically authorized a provision in a Maryland corporation's by-laws generally requiring shareholders to submit proposals for action at a stockholders' meeting up to 90 days. The Sylvan Board of Directors approved amendments to the By-Laws to add a 90 day advance shareholder notice provision.

     A copy of the Amended and Restated Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to Sylvan's Current Report on Form 8-K dated December 13, 1999 and filed with the Securities and Exchange Commission on December 17, 1999. A copy of the Amended and Restated Rights Agreement is available free of charge from Sylvan. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, as amended from time to time, which is hereby incorporated herein by reference.

Item 2.  Exhibits.

     1. 4.1 Amended and Restated Rights Agreement by and between Sylvan Learning Systems, Inc. and First Union National Bank, Rights Agent, dated as of December 18, 1999.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    SYLVAN LEARNING SYSTEMS, INC.



                                    By:  /s/ B. Lee McGee
                                         --------------------------------------
                                         Name:   B. Lee McGee
                                         Title:  Executive Vice President and
                                                 Chief Financial Officer


Date:  January 6, 2000

                                 EXHIBIT INDEX

Exhibit   Description
-------   -----------

1** Amended and Restated Rights Agreement by and between Sylvan Learning Systems, Inc. and First Union National Bank, Rights Agent, dated as of December 18, 1999.

---------------
** Incorporated by reference to Sylvan's Current Report on Form 8-K dated December 13, 1999 and filed with the Securities and Exchange Commission on December 17, 1999.